Exhibit 99.1

Eightco Holdings Announces Successful Initial Payment in Prepayment and Redemption Agreement, Clearing All Outstanding Warrants with Certain Investor

Safety Harbor, Florida, Oct. 30, 2023 (GLOBE NEWSWIRE) — Eightco Holdings Inc. (NASDAQ: OCTO) (the “Company”) proudly announces the successful completion of the initial payment as part of the previously disclosed Prepayment and Redemption Agreement (the “Prepayment Agreement”) entered into by the Company with an accredited investor (the “Investor”).

With the finalization of the $3,000,000 initial payment (the “Initial Payment”), Eightco Holdings Inc. has achieved significant financial milestones, including the full repayment of the 2022 Note, reduction of the 2023 Note, and the complete and permanent redemption of the 2023 Warrant (each of the foregoing terms as defined in the Prepayment Agreement), completing the elimination of all outstanding warrants held by the Investor. In addition, all of the aggregate principal amount outstanding of the 2023 Note is no longer convertible into shares of common stock of the Company, unless an Event of Default (as defined in the Prepayment Agreement) (or an event that with the passage of time or the giving of notice would result in an Event of Default) occurs and is continuing or unless the Company fails to timely make the payments under the Prepayment Agreement. This milestone signifies a major stride in the Company’s ongoing efforts to optimize its financial structure and growth.

For additional information about this milestone, please refer to the Current Report on Form 8-K filed by the Company on October 24, 2023.

For more information about Eightco Holdings Inc. and its latest developments, please visit www.8co.holdings.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements in this press release other than statements of historical fact could be deemed forward looking. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “expand,” “advance,” “develop” “believes,” “guidance,” “target,” “may,” “remain,” “project,” “outlook,” “intend,” “estimate,” “could,” “should,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Eightco’s filings with the Securities and Exchange Commission, including the section titled “Risk Factors” in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. There is no guaranty that the Company will be able to continue to satisfy its obligations under the Prepayment Agreement. If it is not able to do so, all of the remaining benefits to the Company of the Prepayment Agreement that have not already been received will not be realized. All information in this press release is as of the date of the release, and Eightco undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

For further information, please contact:

Investor Relations

617-819-1289

investors@8co.holdings